Exhibit 10.12

Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: January 1, 2004

issued to

Old American County Mutual Fire Insurance Company

Dallas, Texas

Table of Contents

Article		Page
I	Classes of Business Reinsured	1

II	Commencement and Termination	2

III	Territory (BRMA 51A)	4

IV	Exclusions	4

V	Retention and Limit	5

VI	Assignment	7

VII	Loss in Excess of Policy Limits and Extra Contractual Obligations	8

VIII	Losses and Loss Adjustment Expense	8

IX	Definitions	9

X	Loss Occurrence (NMA 2244/BRMA 27A)	10

XI	Salvage and Subrogation	11

XII	Original Conditions (BRMA 37B)	12

XIII	Provisional Ceding Commission	12

XIV	Adjusted Ceding Commission	12

XV	Deficit/Profit Carry Forward	13

XVI	Companion Contracts	13

XVII	Reports and Remittances	14

XVIII	Offset (BRMA 36A)	15

XIX	Inspection of Records	15

XX	Errors and Omissions (BRMA 14F)	15

XXI	Taxes	16

XXII	Currency (BRMA 12A)	16

XXIII	Unauthorized Reinsurance	16

XXIV	Conservation, Liquidation or Insolvency	17

XXV	Arbitration	18

XXVI	Miscellaneous	19

XXVII	Prior Agreements	19

XXVIII	Captions	19

XXIX	Entire Agreement	19

XXX	Intermediary (BRMA 23A)	20

Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: January 1, 2004

issued to

Old American County Mutual Fire Insurance Company

Dallas, Texas

(hereinafter referred to as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer”)

Article I - Classes of Business Reinsured

A.	Classes of business reinsured shall include policies, contracts and binders of insurance or reinsurance (hereinafter referred to as “Policies”) issued or renewed on or after the effective date hereof, and classified by the Company as Private Passenger Automobile Liability, including but not limited to Personal Injury Protection, Uninsured and Underinsured Motorists, Automobile Physical Damage (including Rental Reimbursement) as respects Private Passenger Automobile business and miscellaneous coverages when written in conjunction with Private Passenger Automobile business produced and underwritten in Texas by or through A-Affordable Managing General Agency and branch offices of A-Affordable Insurance Agency, Dallas, Texas (hereinafter referred to as the “General Agent”), for vehicles garaged within the State of Texas.

B.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

C.	It is understood that the classes of business reinsured under this Contract are deemed to include coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company’s Policies when they include or are deemed to include so-called “Out of State Insurance” provisions.

Article II - Commencement and Termination

A.	This Contract shall become effective at 12:01 a.m., Central Standard Time, January 1, 2004, with respect to losses under Policies allocated to underwriting years commencing at or after that time and date, and shall continue in force thereafter until terminated.

B.	Either party may terminate this Contract on any December 31 by giving the other party not less than 90 days prior written notice by certified mail.

C.	Notwithstanding the provisions of paragraph B above, the Company may terminate, on a runoff or cutoff basis at the discretion of the Company, a Subscribing Reinsurer’s percentage share in this Contract at any time by giving 30 days written notice in the event any of the following circumstances occur:

1.	The Subscribing Reinsurer’s policyholders’ surplus at the beginning of any underwriting year has been reduced by more than 30.0% of the amount of surplus 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus during any underwriting year has been reduced by more than 30.0% of the amount of surplus at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the beginning of any underwriting year; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard & Poor’s rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent; or

7.	The Subscribing Reinsurer has ceased assuming new and renewal property and casualty treaty reinsurance business; or

8.	The Subscribing Reinsurer has committed a material breach of conditions, fraud or default under the terms and conditions of this Contract.

Notices hereunder shall be provided by certified or registered mail, return receipt requested or by a recognized overnight delivery service and notice shall be deemed to have been provided on the date of mailing.

D.	Notwithstanding the provisions of paragraph B above, the Reinsurer may terminate this Contract, on a runoff or cutoff basis at the discretion of the Company, at any time by giving 30 days written notice, in the event any of the following circumstances occur:

1.	The Subscribing Reinsurer has not received payment of any premium amount due from the Company on or before the due date; or

2.	A State Insurance Department or other legal authority has ordered the Company to cease writing business and such order remains in effect for at least 30 days; or

3.	The Company has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Company for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations and such action or proceedings have not been dismissed within 45 days after commencement thereof; or

4.	The Company or the General Agent has committed a material breach of conditions, fraud, or default by either party under the terms and conditions of the Contract; however, a 30 day “cure period” shall be provided the Company or General Agent during which time the Company or the General Agent shall come into compliance with its obligations under this Contract. If the Company or the General Agent comes into compliance with its obligations under this Contract during the cure period, the notice of termination shall be rescinded by the Reinsurer.

Notices hereunder shall be provided by certified or registered mail, return receipt requested or by a recognized overnight delivery service and notice shall be deemed to have been provided on the date of mailing.

E.	Notwithstanding the provisions of paragraph B, the Company may terminate this Contract immediately and automatically, without written notice, from the beginning of the underwriting year and the terms and conditions hereof shall be considered null and void in the event any of the following circumstances occur:

1.	This Contract is deemed not reinsurance, illegal or unenforceable by a State Insurance Department or other legal authority; or

2.	This Contract does not provide sufficient risk transfer to constitute reinsurance in accordance with the guidelines of those Financial Accounting Standards Board Statements of Financial Accounting Standards.

F.	Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer within 30 days after the effective date of termination, reinsurance hereunder on business reinsured on the effective date of termination shall remain in full force and effect until expiration, cancellation, or next renewal date of such business reinsured, however, not to exceed 12-months following termination, except for those losses occurring under Policies required to be extended, or that are otherwise deemed in force, by applicable law or regulation.

G.	Notwithstanding the provisions of paragraph F above, in the event the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from arranging mid-term cancellation or non-renewal of any Policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend reinsurance coverage until such Policies may be terminated by the Company.

H.	Upon notice of termination of this Contract, the Company shall ensure that the General Agent takes those actions necessary, including, but not limited to, sending statutorily prescribed non-renewal notices to insureds in a timely manner to effectuate the intent that there will be no renewals (but for those required by applicable law or regulation) after the termination of this Contract. In the event of termination for any reason, it is understood that Policy renewals can only be offered or bound within 45 days prior to the renewal or expiration date of the Policy.

I.	“Cutoff” as used herein shall mean that the Subscribing Reinsurer shall have no liability hereunder with respect to losses occurring on or after the effective date and time of termination. The Subscribing Reinsurer shall return all unearned net collected premium less the provisional ceding commission as stated in Article XIII as of the effective time and date of termination.

J.	The “First Underwriting year” as used herein shall mean the period from January 1, 2004 through December 31, 2004. Each subsequent 12-month period shall be a separate underwriting year. However, if this Contract is terminated, the final underwriting year shall be from the beginning of the current underwriting year through the effective date of termination. All premiums and losses from Policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur.

Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

Article IV - Exclusions

This	Contract does not apply to and specifically excludes the following:

1.	Garagekeepers’ legal liability.

2.	Vendors single interest.

3.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.),” the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada),” the “Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)” and the “Nuclear Incident Exclusion Clause - Liability - Reinsurance (Canada)” attached to and forming part of this Contract.

4.	Loss or damage caused by war, invasion, revolution, bombardment, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law, or confiscation by order of any government or public authority.

5.	All bodily injury and property damage liability arising out of manufacturing, storage, distribution, handling or removal of asbestos or projects containing asbestos.

6.	Pollution and seepage coverages excluded under the provisions of the “Pollution Exclusion Clause - Auto Liability - Reinsurance (BRMA 39B)” attached to and forming part of this Contract.

7.	Any exposure excluded in the Company’s original Policies.

8.	Vehicles principally used as ambulances, fire and police units.

9.	Commercial vehicles rated as such, and all automobile fleets.

10.	Mobile homes.

11.	Automobile dealers.

12.	Vehicles used in racing or speed events.

13.	Taxis, limousines, buses or livery.

14.	Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association and any FAIR Plan or other combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas.

15.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

16.	Reinsurance assumed by the Company.

Article V - Retention and Limit

A.	As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept by way of reinsurance its participation share of a 100% share of all:

1.	Ultimate net loss;

2.	Loss adjustment expense which is deemed to equal 9.0% of net earned premium in addition to ultimate net loss;

3.	Extra contractual obligations limited to an additional limit of $1,000,000 each Policy (in addition to the maximum Policy limits set forth in paragraph G below), each loss occurrence for this Contract and subject to a $3,000,000 combined limit of liability for this Contract and the Private Passenger Automobile Quota Share Reinsurance Contract, effective January 1, 2004, issued to Affirmative Insurance Company and Insura Property and Casualty Insurance Company, both of Bedford Park, Illinois (hereinafter “Companion Contract No. 6”), in the aggregate for each underwriting year and in the aggregate with the limits provided in subparagraph 4 below;

4.	Loss in excess of Policy limits limited to an additional limit of $1,000,000 each Policy (in addition to the maximum Policy limits set forth in paragraph G below), each loss occurrence for this Contract and subject to a $3,000,000 combined limit of liability for this Contract and Companion Contract No. 6 in the aggregate for each underwriting year and in the aggregate with the limits provided in subparagraph 3 above;

in respect of Classes of Business Reinsured, subject to the maximum Policy limits set forth in paragraph G below.

B.	During the period from January 1, 2004 through June 30, 2004, as respects business subject hereto, Affirmative Insurance Company, Bedford Park, Illinois shall assume a 25.0% part of 100% share in the interests and liabilities hereunder.

C.	During the period from July 1, 2004 through December 31, 2004, as respects business subject hereto, Affirmative Insurance Company, Bedford Park, Illinois shall assume at least a 25.0% part, but no more than a 70.0% part, of 100% share in the interests and liabilities hereunder.

D.	The Company may, with written notice to the Reinsurer anytime prior to August 1, 2004 by certified mail, modify its percentage share and then may proportionately reduce the participation of the Reinsurer’s percentage share of the interests and liabilities hereunder in accordance with paragraph C above.

E.	Notwithstanding the provisions of paragraph A above, in the event the Company’s net collected premium from Policies during the First Underwriting Year hereunder exceeds $60,000,000, the cession percentage hereunder, as respects the First Underwriting Year, shall be reduced to the proportion that $60,000,000 bears to the Company’s net earned premium for the First Underwriting Year. In the event of a reduction of the cession percentage for the First Underwriting Year hereunder, under the provisions of this paragraph, the premiums and losses paid hereunder for the First Underwriting Year shall be adjusted retroactively to the beginning of the First Underwriting Year.

F.	Under Policies allocated to each underwriting year, the Company shall retain, in addition to its quota share participation in the interests and liabilities of the Reinsurer hereunder, 100% of all ultimate net loss for this Contract and Companion Contract No. 6 as respects any one loss occurrence in excess of 2.0% of the Company’s net earned premium for this Contract and Companion Contract No. 6 for the underwriting year, resulting from any event assigned a number by the Property Claims Services Division of American Insurance Services, Inc. and/or from an event from which resulting claims are tracked as resulting from the same weather or temperature-related event by the systems of the General Agent and, in either or both cases, which involve five or more Policies.

Additionally, in each underwriting year, the Company shall retain, in addition to its quota share participation in the interests and liabilities of the Reinsurer hereunder, 100% of all ultimate net loss for this Contract and Companion Contract No. 6 in excess of 4.0% of the Company’s net earned premium for this Contract and Companion Contract No. 6 for the underwriting year for all such loss occurrences in the aggregate.

G.	The maximum original Policy limits are as follows (or so deemed):

1.	Automobile Bodily Injury Liability, $25,023 each person, $50,023 each accident;

2.	Automobile Property Damage Liability, $25,023 each accident;

3.	Uninsured/Underinsured Motorists (Bodily Injury Liability), $25,023 each person, $50,023 each accident;

4.	Uninsured/Underinsured Motorists (Property Damage Liability), $25,023 each accident;

5.	Personal Injury Protection, $2,523 each person, each accident;

6.	Medical Payments, $2,523 each person, each accident;

7.	Automobile Physical Damage Liability, $40,023 any one vehicle;

8.	Rental Reimbursement, $20 per day, $600 per Policy;

9.	Towing, $50 per occurrence, $150 maximum per Policy.

The Company shall be the sole judge of what constitutes one Policy.

H.	The Automobile Liability amounts shown in paragraph G shall be extended to follow the Company’s Policy if the Company’s loss subject hereto is greater than one or more of said amounts because its Policy includes or is deemed to include so-called “Out of State Insurance” provisions.

Article VI - Assignment

Neither party may assign its rights or responsibilities under this Contract without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Article VII - Loss in Excess of Policy Limits and Extra Contractual Obligations

A.	In the event the Company pays or is held liable to pay an amount of loss in excess of its Policy limit, but otherwise within the terms of its Policy (hereinafter referred to as “loss in excess of Policy limits”) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of Policy limits (hereinafter referred to as “extra contractual obligations”) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within Policy limits, or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Contract, 100% of the loss in excess of Policy limits and/or 100% of the extra contractual obligations shall be subject to the provisions of Article V, not exceeding, however, $1,000,000 per occurrence for this Contract or $3,000,000 in the aggregate, as respects this Contract and Companion Contract No. 6, any one underwriting year.

B.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

C.	Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of Policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.	If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article VIII - Losses and Loss Adjustment Expense

A.	The Reinsurer shall not indemnify the Company for liability beyond the circumscribed Policy provisions, including, but not limited to, loss in excess of Policy limits, extra contractual obligations, punitive, exemplary, consequential or compensatory damages or ex gratia payments, except as otherwise specified in this Contract.

B.	The Reinsurer shall be liable for an amount of loss adjustment expense equal to 9.0% of net earned premium under this Contract.

C.	Claims handling shall be accomplished by the General Agent or its designated representative pursuant to the terms of the agreement between the Company and the General Agent (hereinafter referred to as the “Claims Agent”), and such designation is subject to the Company’s continuing approval and shall not be inconsistent with the terms and conditions of this Contract.

D.	The Reinsurer’s share of ultimate net loss, loss adjustment expense allowance and loss recoveries shall be carried into the monthly account for which provision is hereinafter made; however, when the amount of loss paid by the Company under business subject to this Contract as a result of any one occurrence exceeds $55,000, the Reinsurer’s share will, at the option and the demand of the Company, be reimbursed by special remittance (herein, “cash call”) within ten business days of the Reinsurer’s receipt and acceptance of satisfactory proof of loss. The Reinsurer shall retain the right to deduct from any such special remittance any overdue balance due the Reinsurer by the Company.

E.	The Company shall report to the Reinsurer losses involving potential coverage disputes or bad faith situations which may give rise to a loss in excess of Policy limits judgment and/or an extra contractual obligations award.

Article IX - Definitions

A.	“Loss adjustment expense” as used herein shall mean the sum of allocated loss adjustment expense plus unallocated loss adjustment expense. Loss adjustment expense shall be deemed to be equal to 9.0% of net earned premium for each underwriting year.

B.	“Allocated loss adjustment expense” as used herein shall mean all expenses incurred by the Company in adjusting, settling and compromising individual claims, including costs of litigation, declaratory judgment actions and interest on judgments, if any, costs associated with extra contractual obligations and loss in excess of Policy limits, third party claims administration costs and all subrogation, salvage and recovery expenses, but no unallocated loss adjustment expense. The date on which any declaratory judgment obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence giving rise to the declaratory judgment action.

C.	“Unallocated loss adjustment expense” as used herein shall mean the salaries of employees of the Company and/or its third party administrator and their respective normal office expenses.

D.	“Ultimate net loss” as used herein shall mean the sum (excluding loss in excess of Policy limits, extra contractual obligations and any related expenses for either allocated loss adjustment expense or unallocated loss adjustment expense) the Company is legally obligated to pay and has paid in settlement of claims and/or in satisfaction of judgments rendered on account of such claims under Policies after all salvage, subrogation and all recoveries and all claims on inuring insurance and reinsurance (other than the reinsurance provided hereunder), whether collectible or not, are first deducted from such loss to arrive at the amount of liability, if any, accruing under this Contract.

E.	“Losses incurred” as used herein shall mean ultimate net loss paid as of the valuation date of calculation plus the 9.0% of net earned premium allowance for loss adjustment expense as further described in Article XIV, plus the ceded reserves for losses outstanding, plus incurred but not reported loss as calculated by the Company (it being understood and agreed that the loss development factors used by the Company to determine the incurred but not reported loss shall never be less than unity), plus extra contractual obligations and loss in excess of Policy limits paid and outstanding plus the additional loss or minus the reduction to loss, if any, from the preceding underwriting year(s).

F.	“Net written premium” for each underwriting year as used herein shall mean the Company’s gross written premium for the Policies hereunder (excluding all collected fee income except collected fee income in excess of 15.0% of the Company’s net earned premium for the underwriting year), less cancellations and return premiums, and less premiums ceded by the Company for reinsurance which inures to the benefit of this Contract, but not less ceding commissions, assessments, premium taxes, refunds to policyholders as dividends or similar plans or loss control fees, or collected fee income in excess of 15.0% of net earned premium.

G.	“Net earned premium” as used herein shall mean that portion of the Company’s net written premium that has been earned.

H.	“Net collected premium” as used herein shall mean that portion of the Company’s net written premium that has been remitted as of the valuation date to the Company.

I.	“Collected fee income” as used herein shall mean all fees collected by the General Agent pursuant to Policies hereunder, including but not limited to Policy fees, billing fees, SR-22 fees, reinstatement fees, NSF check fees, late payment fees or other similar fees. The collected fee income for this Contract and Companion Contract No. 6 shall be limited to 15.0% of net earned premium for this Contract and Companion Contract No. 6 for the underwriting year, with any excess collected fee income being included in net written premium for the underwriting year for this Contract and Companion Contract No. 6, and prorated accordingly.

J.	“Loss ratio” as used herein shall mean the quotient, expressed as a percent, of losses incurred divided by net earned premium.

K.	“Reinsurer’s expense allowance” (REA) as used herein shall have the same meaning as in the Companion Contract being considered, as defined in Article XV.

Article X - Loss Occurrence (NMA 2244/BRMA 27A)

A.	The term “loss occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “loss occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term “loss occurrence” shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “loss occurrence.”

4.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company’s “loss occurrence.”

B.	Except for those “loss occurrences” referred to in subparagraphs 1 and 2 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

C.	However, as respects those “loss occurrences” referred to in subparagraphs 1 and 2 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “loss occurrences,” provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D.	No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any “loss occurrence” claimed under the 168 hours provision.

Article XI - Salvage and Subrogation

A.	The Company agrees to enforce its rights of recovery and to prosecute all claims arising out of such rights, and to enforce its rights to salvage or subrogation relating to any loss and to prosecute all claims arising out of those rights.

B.	The Reinsurer shall benefit proportionately in all recoveries; such recoveries to include but not be limited to salvage, subrogation, reimbursements obtained, and recoveries made. All salvages, subrogations, recoveries, payments and reversals or reductions of verdicts or judgments, whether recovered, received or obtained prior or subsequent to loss settlement under this Contract, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of ultimate net loss under this Contract.

Article XII - Original Conditions (BRMA 37B)

A.	All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XIII - Provisional Ceding Commission

The Reinsurer will pay the Company a provisional ceding commission of 26.0%, which shall be calculated on the basis of net collected premium on Policies reinsured hereunder. The provisional ceding commission paid to the Company by the Reinsurer shall be adjusted periodically in accordance with the provisions of Article XIV.

Article XIV - Adjusted Ceding Commission

A.	The adjusted commission rate shall be calculated as follows and be applied to net earned premium for the underwriting year under consideration as follows:

1.	If the ratio of losses incurred to net earned premium is 70.5% or greater, then the adjusted ceding commission for the underwriting year under consideration shall be 22.5%;

2.	If the ratio of losses incurred to net earned premium is less than 70.5%, but not less than 67.0%, then the adjusted ceding commission for the underwriting year under consideration shall be 22.5%, plus 100% of the difference in percentage points between 70.5% and the actual ratio of losses incurred to net earned premium;

3.	If the ratio of losses incurred to net earned premium is less than 67.0%, but not less than 65.0%, then the adjusted ceding commission for the underwriting year under consideration shall be 26.0%, plus 50.0% of the difference in percentage points between 67.0% and the actual ratio of losses incurred to net earned premium;

4.	If the ratio of losses incurred to net earned premium is less than 65.0%, but not less than 50.0%, then the adjusted ceding commission for the underwriting year under consideration shall be 27.0%, plus 100% of the difference in percentage points between 65.0% and the actual ratio of losses incurred to net earned premium;

5.	If the ratio of losses incurred to net earned premium is 50.0% or less, the adjusted ceding commission for the underwriting year under consideration shall be 42.0%.

B.	Within 45 days after 12 months following the end of the First Underwriting Year, and for each subsequent year thereafter until all losses for the Policies in the First Underwriting Year have been finally settled, the Company shall calculate and report the adjusted ceding commission on net earned premium for the First Underwriting Year, subject to the following:

1.	As respects the first calculation, if the adjusted ceding commission on net earned premium is greater than the provisional commission previously allowed by the Reinsurer on net earned premium for the underwriting year, the Reinsurer shall remit 75.0% of the difference to the Company as promptly as possible after receipt and verification of the Company’s report.

2.	As respects the second and each subsequent calculation, if the adjusted ceding commission on net earned premium is less than the ceding commission previously allowed by the Reinsurer on net earned premium for the underwriting year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted ceding commission on net earned premium is greater than the ceding commission previously allowed by the Reinsurer on net earned premium for the underwriting year, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report, but in any event no more than 30 days following receipt and acceptance of the report.

3.	Each underwriting year subsequent to the First Underwriting Year shall undergo the adjustment described above.

Article XV - Deficit/Profit Carry Forward

If the Reinsurer’s margin for any underwriting year is in deficit of the stated targeted amount, any amount of excess of Reinsurer’s Expense Allowance (REA) from any of the Companion Contracts listed in Article XVI due from the Reinsurer to the Company shall be used to extinguish such deficit. The stated targeted amount of Reinsurer’s margin for this Contract in conjunction with Companion Contract No. 6 on a weighted net earned premium basis between this Contract and Companion Contract No. 6 for the First Underwriting Year is deemed to be 7.0% of net earned premium. The Reinsurer’s margin equals 100% minus the loss ratio for both this Contract and Companion Contract No. 6 combined, expressed as a percent, and ceding commissions paid or owed for both this Contract and Companion Contract No. 6 also expressed as a percent.

Article XVI - Companion Contracts

1.	Reinsurance Agreement between the Reinsurer and Vesta Fire Insurance Corporation with the territory of New Mexico for the adjustment periods of January 1st, 2002 to January 1st, 2003 and January 1st, 2003 to January 1st, 2004;

2.	Retrocession Agreement between the Reinsurer and Vesta Fire Insurance Corporation with the territory of Texas for the adjustment period of July 1st, 2001 to January 1st, 2002;

3.	Reinsurance Agreement between the Reinsurer and Clarendon National Insurance Company with the territories of New Mexico and Pennsylvania for the adjustment period of March 1st, 2001 to January 1st, 2002;

4.	Reinsurance Agreement between the Reinsurer and Clarendon National Insurance Company with the territories of Texas and Nevada for the adjustment period of March 1st, 2001 to July 1st, 2001;

5.	Reinsurance Agreement between the Reinsurer and Old American County Mutual Fire Insurance Company with the territory of Texas for the adjustment periods of January 1st, 2002 to January 1st, 2003 and January 1st, 2003 to January 1st, 2004; and

6.	Reinsurance Agreement between the Reinsurer and Affirmative Insurance Company for the territories of New Mexico and South Carolina for the adjustment period of January 1st, 2004 to January 1st, 2005 (hereinafter “Companion Contract No. 6”).

For calculations arising under this Contract involving Companion Contracts in which the Company is not a party, it is understood and agreed that the General Agents and/or the intermediary will perform the calculations on behalf of the Company.

Article XVII - Reports and Remittances

Within 30 days after the end of each month, the Company shall report to the Reinsurer the following, segregated by underwriting year:

1.	Ceded net written premium during the month, as respects all business subject to this Contract;

2.	Ceded net collected premium during the month, as respects all business subject to this Contract;

3.	Ceded net earned premium for the month, as respects all business subject to this Contract;

4.	Provisional ceding commission on (2) above;

5.	Ceded losses paid during the month (net of any recoveries during the month under the “cash call” provisions of Article VIII);

6.	Salvage, subrogation or other recoveries on losses;

7.	9.0% of (3), which is deemed to equal loss adjustment expense;

8.	Ceded unearned premium as of the end of the month;

9.	Ceded outstanding loss reserves as of the end of the month;

10.	Collected fee income;

11.	Claims involving extra contractual obligations and loss in excess of Policy limits as of the end of the month as required by subparagraph E of Article VIII.

The positive balance of (2) less (4) less (5) plus (6) less (7) shall be remitted to the Reinsurer within 45 days after the end of the month. Any balance shown to be due the Company shall be remitted by the within 15 days after receipt and verification of the Company’s report.

The Company, General Agent and the Reinsurer shall review the management reports being produced by the General Agent and agree on any other reports to be provided, if any.

Article XVIII - Offset (BRMA 36A)

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company. This provision shall not be affected by the insolvency of either party to this Contract.

Article XIX - Inspection of Records

A.	Upon notice being given to the Company as specified in paragraph B below, the Reinsurer or its designated representative shall have free access at any reasonable time during any underwriting year and subsequent to the termination of this Contract to all records of the Company which pertain in any way to this reinsurance, including claim files of any third party administrator adjusting losses on the Company’s behalf and underwriting files of the General Agent or any managing general agent or managing general underwriter underwriting on the Company’s behalf. At the Reinsurer’s expense, copies of the whole or part of any documents relating to the risks reinsured hereunder, including claims and underwriting files, will be provided.

B.	For the purposes of this Article, no more than two weeks prior notice shall be given. However, if any of the conditions set forth in paragraphs C, D or E of Article II exist, the Reinsurer or its designated representative shall have immediate access without prior notice.

Article XX - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XXI - Taxes

The Company shall be liable for all taxes payable under this Contract, whether on premium or otherwise.

Article XXII - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XXIII - Unauthorized Reinsurance

A.	In the event the Company is unable to take reserve credit under this Contract or the Reinsurers’ A.M. Best’s rating is below “A-,” the Reinsurer hereby agrees to secure delivery to the Company, prior to the effective date of this Contract, a clean, irrevocable, unconditional Letter of Credit drawn on a Federally Chartered Bank, approved by the National Association of Insurance Commissioners, and in accordance with the rules and regulations as set forth by the Texas Department of Insurance or any other regulatory authority having jurisdiction, for an amount equal to the Reinsurer’s share of the reserves for premium unearned (net of uncollected premium) and outstanding losses and loss expenses, including incurred but not reported losses at an amount to be agreed upon by the Reinsurer with such agreement not to be unreasonably withheld. The Company agrees to furnish the Reinsurer with necessary accounting data to establish the amount of such Letter of Credit.

B.	In the event the Reinsurer and the Company mutually agree, the Reinsurer may, instead of complying with paragraph A above, enter into a Trust Agreement and establish a Trust Account for the benefit of the Company in a federally chartered bank, approved by the National Association of Insurance Commissioners. Such amount shall be determined in accordance with paragraph A above.

C.	The assets deposited in the Trust Account shall be valued, according to their current fair market value, and shall consist only of cash, certificates of deposit, and/or investments of the types permitted by the Texas Insurance Code, Article 5.75-1 (d), provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of either the guarantor or the beneficiary.

D.	The Trust Agreement shall further require that all settlements of account between the General Agent, the Company and the Reinsurer be made in cash or its equivalent.

E.	The Reinsurer and the Company hereby agree that the assets of the Letter of Credit and/or in the Trust Account established pursuant to this Contract may be withdrawn by the Company at any time, notwithstanding any other provisions in this Contract. Such withdrawals shall be utilized and applied by the Company or its successors in interest by operation of law, including without limitation any liquidator, rehabilitator, receiver, or conservator of such Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only for the following purposes:

1.	To reimburse the Company for the Reinsurer’s share of premiums returned to the owners of Policies reinsured under this Contract on account of cancellations of such Policies;

2.	To reimburse the Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Company pursuant to the provisions of the Policies reinsured under this Contract;

3.	In the event of notice of termination of the Letter of Credit and/or Trust Account, to fund an account with the Company in an amount at least equal to the Reinsurer’s share of reserves described in paragraph A above;

4.	To pay any other amounts due the Company under this Contract.

Article XXIV - Conservation, Liquidation or Insolvency

A.	In the event of the insolvency of the Company, the reinsurance afforded by this Contract shall be payable directly by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Policies, without diminution because of the insolvency of the Company, in accordance with the provisions of any state law which may be involved except:

1.	Where the Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company; or

2.	Where the Reinsurer with the consent of the direct insured(s) has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to the payees.

B.	In the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on a Policy within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of such claim, the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the proportionate share of the benefits which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	If two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

D.	Notwithstanding the provisions of Article VI, as respects subject business assumed as reinsurance under this Contract, the parties agree that if the Company has a conservator, liquidator, or receiver appointed for it, or becomes the subject of any conservation, liquidation or insolvency proceeding, and the Company is permitted to have all its liabilities under the Policies reinsured hereunder assumed by another licensed insurer and the Reinsurer agrees to such assumption, such assuming insurer shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of losses under Policies subject hereto, and the Reinsurer shall make payments thereof directly to the substituted insurer.

E.	In the event the foregoing provisions apply, all the other provisions of this Contract shall apply to the substituted insurer in the same manner as if said insurer were substituted for the Company as the reinsured party hereunder, and to the extent this Contract reinsures such substituted insurer, coverage hereunder shall be excluded as respects the Company.

Article XXV - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbitrator shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbitrators before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies. In the event that either party should fail to choose an Arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two Arbitrators who shall in turn choose an Umpire before entering upon arbitration. If the two Arbitrators fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbitrators within 30 days following the date of appointment of the Umpire. The Arbitrators shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbitrators shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbitrators may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbitrator, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbitrators are chosen by one party, as above provided, the expense of the Arbitrators, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at Dallas, Texas, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Texas.

Article XXVI - Miscellaneous

A.	This Contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B.	A waiver by the Company, the Reinsurer or its designated representative of any breach or default by the other party under this Contract shall not constitute a continuing waiver or a waiver by the Company, the Reinsurer or its designated representative of any subsequent act in breach or of default hereunder.

C.	The General Agent, on behalf of the Company, shall notify the Reinsurer prior to the effective date of any rate decrease for any business subject hereto.

Article XXVII - Prior Agreements

This Contract shall supersede any and all previous agreements, whether verbal or written, which have been entered into by and between the parties with respect to the subject matter hereof.

Article XXVIII - Captions

The captions contained in this Contract are included only for convenience of reference and do not define, limit, explain or modify this Contract or its interpretation, construction or meaning, and are in no way to be construed as part of this Contract.

Article XXIX - Entire Agreement

This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties hereto.

Article XXX - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc., 3600 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57

N.M.A. 1119

BRMA 35B

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)

1.	This Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph 1 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

(a)	nuclear reactor power plants including all auxiliary property on the site, or

(b)	any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

(c)	installations for fabricating complete fuel elements or for processing substantial quantities of radioactive materials, and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

(d)	installations other than those listed in (c) above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operation of paragraphs 1 and 2 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3 shall not operate:

(a)	where the Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.

4.	Without in any way restricting the operation of paragraphs 1, 2 and 3 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	This clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6.	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or any law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.

7.	Reinsured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

8.	Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, caused:

(1)	by any nuclear incident, as defined in or pursuant to the Nuclear Liability Act or any other nuclear liability act, law or statute, or any law amendatory thereof or nuclear explosion, except for ensuing loss or damage which results directly from fire, lightning or explosion of natural, coal or manufactured gas;

(2)	by contamination by radioactive material.

NOTE:	Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, paragraph 8 of this clause shall only apply to all original contracts of the Reinsured, whether new, renewal or replacement, which become effective on or after December 31, 1992.

N.M.A. 1980a (1/4/96)

Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)

(Approved by Lloyd’s Underwriters’ Fire and Non-Marine Association)

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a) become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to

(immediate medical or surgical relief

(first aid,

to expenses incurred with respect to

(bodily injury, sickness, disease or death

(bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

(injury, sickness, disease, death or destruction

(bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction,”

(“property damage” includes all forms of radioactive contamination of property,

(includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE.	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

21/9/67

N.M.A. 1590

Nuclear Incident Exclusion Clause - Liability - Reinsurance (Canada)

1.	This Agreement does not cover any loss or liability accruing to the Reinsured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber, or association.

2.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability,

Farmers Liability,

Storekeepers Liability,

which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision: —

Limited Exclusion Provision

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is named in such contract or not and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers Liability, Storekeepers Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision: —

Broad Exclusion Provision

It is agreed that this Policy does not apply:

(a)	to liability imposed by or arising under the Nuclear Liability Act; or

(b)	to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is named in such contract or not and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(1)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(2)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(3)	The possession, consumption, use, handling, disposal or transportation of fissionable substances or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be useable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

(I)	The term “nuclear energy hazard” means the radioactive, toxic, explosive or other hazardous properties of radioactive material;

(II)	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

(III)	The term “nuclear facility” means:

(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

(IV)	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

(V)	With respect to property, loss of use of such property shall be deemed to be property damage.

N.M.A. 1979

Pollution Exclusion Clause - Auto Liability - Reinsurance

A.	This reinsurance excludes all loss and/or liability accruing to the Company as a result of:

1.	bodily injury or property damage arising out of the actual, alleged or threatened discharge, dispersal, release or escape of pollutants:

a.	that are (or that are contained in any property that is)

i.	being transported or towed by, or handled for movement into, onto or from the insured auto, or otherwise in the course of transit;

ii.	being stored, disposed of, treated or processed in or upon the insured auto;

b.	before the pollutants (or any property in which the pollutants are contained) are moved from the place where they are accepted by the insured for movement into or onto the insured auto; or

c.	after the pollutants (or any property in which the pollutants are contained) are moved from the insured auto to the place where they are finally delivered, disposed of or abandoned by the insured;

2.	any governmental direction or request that the insured test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants.

B.	Paragraph A above does not apply to environmental restoration coverage required by the Motor Carrier Act of 1980, or similar mandatory laws.

C.	Subparagraph A(1)(a)(ii) above does not apply to fuels, lubricants, fluids, exhaust gases or other similar pollutants that are needed for or result from the normal electrical, hydraulic or mechanical functioning of the insured auto or its parts, if:

1.	the pollutants escape or are discharged, dispersed or released directly from an auto part designed by its manufacturer to hold, store, receive or dispose of such pollutants; and

2.	the bodily injury or property damage does not arise out of the operation of a cherry picker or similar device mounted on an automobile or truck chassis and used to raise or lower workers, air compressors, pumps and/or generators, including spraying, welding, building cleaning, geophysical exploration, lighting and well servicing equipment.

D.	Paragraphs A(1)(b) and A(1)(c) above do not apply if:

1.	the pollutants (or any property in which the pollutants are contained) are upset, overturned or damaged as a result of the maintenance or use of an insured auto; and

2.	the discharge, dispersal, release or escape of the pollutants is caused directly by such upset, overturn or damage.

E.	“Pollutants” mean any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes material to be recycled, reconditioned or reclaimed.

BRMA 39B

Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: January 1, 2004

issued to

Old American County Mutual Fire Insurance Company

Dallas, Texas

Reinsurers	Participations

Affirmative Insurance Company	25.0%
AXA RE	10.0
Chubb Re, Inc. (for Federal Insurance Company)	65.0

Total	100.0%

Interests and Liabilities Agreement

entered into by and between

Old American County Mutual Fire Insurance Company

Dallas, Texas

and

Affirmative Insurance Company

Bedford Park, Illinois

(hereinafter referred to as the “Subscribing Reinsurer”)

It Is Hereby Agreed that the Subscribing Reinsurer shall have a 25.0% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract entitled:

Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: January 1, 2004

It Is Further Agreed that this Agreement shall become effective at 12:01 a.m., Central Standard Time, January 1, 2004, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

It Is Also Agreed that the Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

It Is Also Agreed that, as respects the Subscribing Reinsurer’s share in the attached Contract, the following shall apply:

1.	Subparagraphs 3 and 4 of paragraph A and paragraphs E and F of Article V - Retention and Limit - shall be deleted and the following substituted therefor:

“3.	Extra contractual obligations limited to an additional limit of $1,000,000 each Policy (in addition to the maximum Policy limits set forth in paragraph G below), each loss occurrence for this Contract and subject to a $3,000,000 combined limit of liability for this Contract and the Private Passenger Automobile Quota Share Reinsurance Contract, effective January 1, 2004, issued to Affirmative Insurance Company and Insura Property and Casualty Insurance Company, both of Bedford Park, Illinois (hereinafter ‘Companion Contract No. 6’), in the aggregate for each underwriting year and in the aggregate with the limits provided in subparagraph 4 below. It is understood and agreed that Affirmative Insurance Company shall be liable for 100% of the extra contractual obligations of the Company in excess of $1,000,000 each Policy (in addition to the maximum Policy limits set forth in paragraph G below), each loss occurrence for this Contract and 100% of the extra contractual obligations in excess of $3,000,000 in the aggregate as respects this Contract and the Companion Contract No. 6, with the limits provided in subparagraph 4 below.

4.	Loss in excess of Policy limits limited to an additional limit of $1,000,000 each Policy (in addition to the maximum Policy limits set forth in paragraph G below), each loss occurrence for this Contract and subject to a $3,000,000 combined limit of liability for this Contract and Companion Contract No. 6 in the aggregate for each underwriting year and in the aggregate with the limits provided in subparagraph 3 above. It is understood and agreed that Affirmative Insurance Company shall be liable for 100% of the loss in excess of Policy limits of the Company in excess of $1,000,000 each Policy (in addition to the maximum Policy limits set forth in paragraph G below), each loss occurrence for this Contract and 100% of the loss in excess of Policy limits in excess of $3,000,000 in the aggregate as respects this Contract and the Companion Contract No. 6, with the limits provided in subparagraph 3 above.”

“E.	Notwithstanding the provisions of paragraph A above, in the event the Company’s net collected premium from Policies during the First Underwriting Year hereunder exceeds $60,000,000, the cession percentage hereunder, as respects the First Underwriting Year, shall be reduced to the proportion that $60,000,000 bears to the Company’s net earned premium for the First Underwriting Year. In the event of a reduction of the cession percentage for the First Underwriting Year hereunder, under the provisions of this paragraph, the premiums and losses paid hereunder for the First Underwriting Year shall be adjusted retroactively to the beginning of the First Underwriting Year and it is understood and agreed that Affirmative Insurance Company shall be liable for 100% of the difference between $60,000,000 and the actual cession amount, in addition to its subscribing share of the ceded net collected premium.

F.	Under Policies allocated to each underwriting year, the Company shall retain, in addition to its quota share participation in the interest and liabilities of the Reinsurer hereunder, 100% of all ultimate net loss for this Contract and Companion Contract No. 6 as respects any one loss occurrence in excess of 2.0% of the Company’s net earned premium for this Contract and Companion Contract No. 6 for the underwriting year, resulting from any event assigned a number by the Property Claims Services Division of American Insurance Services, Inc. and/or from an event from which resulting claims are tracked as resulting from the same weather or temperature-related event by the systems of the General Agent and, in either or both cases, which involve five or more Policies. It is understood and agreed that Affirmative Insurance Company shall be liable for 100% of the ultimate net loss for this Contract and Companion Contract No. 6 as respects any one loss occurrence in excess of 2.0% of the Company’s net earned premium for this Contract and Companion Contract No. 6 for any one underwriting year, resulting from any event assigned a number by the Property Claims Services Division of American Insurance Services, Inc. and/or from an event from which resulting claims are tracked as resulting from the same weather or temperature-related event by the systems of the General Agent and, in either or both cases, which involve five or more Policies.

Additionally, in each underwriting year, the Company shall retain, in addition to its quota share participation in the interests and liabilities of the Reinsurer hereunder, 100% of all ultimate net loss for this Contract and Companion Contract No. 6 in excess of 4.0% of the Company’s net earned premium for this Contract and Companion

Contract No. 6 for the underwriting year for all such loss occurrences in the aggregate. It is understood and agreed that Affirmative Insurance Company shall be liable for 100% of the ultimate net loss for this Contract and Companion Contract No. 6 in excess of 4.0% of the Company’s net earned premium for this Contract and Companion Contract No. 6 for any one underwriting year for all such loss occurrences in the aggregate.”

2.	Paragraph A of Article VII - Loss in Excess of Policy Limits and Extra Contractual Obligations - shall be deleted and the following substituted therefor:

“A.	In the event the Company pays or is held liable to pay an amount of loss in excess of its Policy limit, but otherwise within the terms of its Policy (hereinafter referred to as ‘loss in excess of Policy limits’) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of Policy limits (hereinafter referred to as ‘extra contractual obligations’) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within Policy limits, or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Contract, 100% of the loss in excess of Policy limits and/or 100% of the extra contractual obligations shall be subject to the provisions of Article V, not exceeding, however, $1,000,000 per occurrence for this Contract or $3,000,000 in the aggregate, as respects this Contract and Companion Contract No. 6, any one underwriting year. It is agreed and understood that Affirmative Insurance Company shall be liable for 100% of the loss in excess of Policy limits and/or 100% of the extra contractual obligations in excess of $1,000,000 per occurrence or $3,000,000 in the aggregate, as respects any one underwriting year.”

It Is Also Agreed that, in addition to its participation in the interests and liabilities of the “Reinsurer” as set forth in the first paragraph of this Agreement, the Subscribing Reinsurer shall be liable for 100% of the provisions as set forth in the following Articles:

Hold Harmless Article

A.	In consideration of these presents and the reciprocal benefits derived by the Company and the Subscribing Reinsurer, the Subscribing Reinsurer hereby holds the Company harmless from, and assumes all liability for every claim, demand, liability, loss, damage, cost, charge, attorney’s fees, expense of suit, order, judgment and adjudication incurred in connection with this Contract or any contract or by the Company in asserting its rights hereunder in connection with or with respect to this Contract. The Subscribing Reinsurer’s obligations hereto relate to but are not limited to the following: all liability for agents’ balances, return premiums and commissions, deceptive trade practice liability, premiums, Policy fees, premium taxes or other charges (whether collected or not), any claims agent, General Agent or its sub-agents relating to this Contract, any agreement between the Company and any claims agent, any agreement with a premium finance company, and all fees owing to any General Agent or any claims agent under this and the aforementioned related agreements.

B.	Notwithstanding anything to the contrary, this Article shall not apply to:

1.	Fraud, dishonesty, theft or collusion on the part of any Director, Officer or employee of the Company; or

2.	Policies not reinsured hereunder; or

3.	The Company’s failure to perform its duties and obligations under this Contract due to the Company’s willful misconduct.

C.	The Subscribing Reinsurer shall not seek to recover from or offset against the Company any sums, whether premium or other monies, which the Subscribing Reinsurer’s designated representative and/or General Agent was unable or unwilling to remit to the Company or the Subscribing Reinsurer. The Company shall not be liable to the Subscribing Reinsurer for premium unless the Company itself has actually received the premium in question. The Subscribing Reinsurer may not offset any balances on account of losses, loss adjustment expenses or any other amounts due except as to premium actually received by the Company itself (as distinct from premiums not collected, or premiums collected by any General Agent and/or agent or premium placed in a premium trust account pursuant to the managing general agency agreement) which wrongfully have not been transmitted to the Subscribing Reinsurer.

D.	If for any reason any General Agent or agent fails or is unable to administer the Policies reinsured hereunder (whether the Contract is still in effect or business is being run off), the Subscribing Reinsurer shall appoint a third party to administer the business and shall be responsible for its share of the cost of said administration. If return premiums or other funds need to be returned to premium finance companies, policyholders or sub-agents, the Subscribing Reinsurer shall pay these amounts if the General Agent or agent does not.

E.	The Company, at its sole and absolute discretion, may assign, in whole or in part, to the Subscribing Reinsurer, any of its rights under the managing general agency agreement, including but not limited to collection of premiums and any recourse under any hold harmless or indemnification clause.

F.	The Subscribing Reinsurer shall not sue, or seek arbitration, against the Company for any acts of the Subscribing Reinsurer’s designated representatives and/or the General Agent for any monies which the Subscribing Reinsurer’s designated representatives and/or the General Agent owes unless the Company has actually received those monies and has wrongfully not remitted them to the Subscribing Reinsurer. The Subscribing Reinsurer shall indemnify and hold the Company harmless for any damages, liabilities and expenses (including, but not limited to, fines, penalties and attorney fees incurred by reason of the Subscribing Reinsurer’s designated representatives’ and/or the General Agent’s acts or failures to act). The Company is not responsible for any commissions or other monies payable to the General Agent in connection with this Contract and the Subscribing Reinsurer’s designated representatives shall not sue, or seek arbitration, against the Company for any actions by or debts owing from the Subscribing Reinsurer.

Regulatory Matters Article

A.	It is the parties’ understanding that the Texas Department of Insurance views premium over 90 days due (aged by item and effective date) from insureds or their designated representative to the Company as non-admitted assets. In confirmation of the liabilities assumed by the Subscribing Reinsurer under this Contract, the Subscribing Reinsurer hereby assumes 100% share of all liability and responsibility for all premium in the course of collection.

B.	The Subscribing Reinsurer shall agree, at no cost to the Company, to take those actions (including, but not limited to, modifications in how funds are handled and how accounts are cleared and settled) and agree to those arrangements necessary to ensure that the Company suffers no adverse impact because of this reinsurance program and is in compliance with the laws of the State of Texas and regulations promulgated by any governmental entity thereof, including the Texas Department of Insurance, insofar as this reinsurance program is concerned, subject to the provisions of Article XXIV of the attached Contract.

C.	The Subscribing Reinsurer and the Company shall not offset obligations arising under this Contract with obligations arising under any other agreement except to the extent permitted under state law and/or regulations.

Ownership and Maintenance of Records Article

All records pertaining to Policies issued on behalf of the Company through or by the Subscribing Reinsurer or its designated representative subject to this Contract, shall be deemed to be jointly owned records of the Company and the Subscribing Reinsurer, and shall be made immediately available to the Company or the Subscribing Reinsurer or their representative or any duly appointed examiner for any state within the United States; and these records shall be kept in the State of Texas. Notwithstanding the foregoing, the Subscribing Reinsurer is authorized to maintain duplicate working files of all such records outside the State of Texas. The Company and the Subscribing Reinsurer agree that neither will destroy any such records in their possession without the prior written approval of the other, except that the Company shall not be required to retain files longer than required by the guidelines set by the Texas Department of Insurance.

It Is Also Agreed that, as respects the Subscribing Reinsurer’s share in the attached Contract, subparagraph 15 of Article IV - Retention and Limit - shall be deleted and in addition to its participation in the interests and liabilities of the “Reinsurer” as set forth in the first paragraph of this Agreement, the Subscribing Reinsurer shall be liable for 100% of all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

It Is Also Agreed that, in addition to its participation in the interests and liabilities of the “Reinsurer” set forth in the first paragraph of this Agreement, the Subscribing Reinsurer shall accept and indemnify the Company for 100% of the Company’s business and credit risk and 100% of the Company’s insurance risk in excess of maximum allowable subject net written premium collected from Policies during any underwriting year, as described in Article V of the attached Contract as respects business subject to the attached Contract, except for the risks of the Reinsurer’s insolvency.

In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates undermentioned at:

Dallas, Texas, this first day of June in the year 2004.

/s/ BRYAN K. WARD
Old American County Mutual Fire Insurance Company

Bedford Park, Illinois, this 1st day of June in the year 2004.

/s/ DAVID B. SNYDER
Affirmative Insurance Company

Interests and Liabilities Agreement

entered into by and between

Old American County Mutual Fire Insurance Company

Dallas, Texas

and

AXA RE

Paris, France

(hereinafter referred to as the “Subscribing Reinsurer”)

It Is Hereby Agreed that the Subscribing Reinsurer shall have a 10.0% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract entitled:

Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: January 1, 2004

It Is Further Agreed that this Agreement shall become effective at 12:01 a.m., Central Standard Time, January 1, 2004, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

It Is Also Agreed that the Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

It Is Also Agreed that, as respects the Subscribing Reinsurer’s share in the attached Contract, Article XVIII – Offset (BRMA 36A) shall be deleted and the following substituted therefore:

“Article XVIII- Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.”

It Is Also Agreed that, as respects the Subscribing Reinsurer’s share in the attached Contract, Article XXI - Taxes shall be deleted and the following substituted therefore:

“Article XXI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.”

It Is Also Agreed that, as respects the Subscribing Reinsurer’s share in the attached Contract, the following paragraph shall be added to and made part of Article XXIII - Unauthorized Reinsurance:

“F.	As respects this Article only, incurred but not reported loss reserves (hereinafter referred to as ‘IBNR’) shall be calculated as follows:

1.	As respects the first calculation of IBNR for the underwriting year, an amount equal to 8.6% of the Liability premiums earned for the underwriting year and 3.0% of the Physical Damage premiums earned for the underwriting year shall be considered IBNR;

2.	As respects the first recalculation of IBNR for the underwriting year, an amount equal to 2.9% of the Liability premiums earned for the underwriting year and 0.5% of the Physical Damage premiums earned for the underwriting year shall be considered IBNR;

3.	As respects the second recalculation of IBNR for the underwriting year, an amount equal to 1.6% of the Liability premiums earned for the underwriting year and 0% of the Physical Damage premiums earned for the underwriting year shall be considered IBNR.

There shall be no subsequent recalculations of IBNR for the underwriting year.”

It Is Also Agreed that AXA RE shall bear no business or credit risk as respects business subject to the attached Contract.

In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates undermentioned at:

Dallas, Texas, this 3rd day of June in the year 2004.

/s/ BRYAN K. WARD
Old American County Mutual Fire Insurance Company

Paris, France, this 3rd day of June in the year 2004.

/s/ CHRISTOPHE RENIA
AXA RE

Interests and Liabilities Agreement

entered into by and between

Old American County Mutual Fire Insurance Company

Dallas, Texas

and

Federal Insurance Company

Warren, New Jersey

through

Chubb Re, Inc.

Bernardsville, New Jersey

(hereinafter referred to as the “Subscribing Reinsurer”)

It Is Hereby Agreed that the Subscribing Reinsurer shall have a 65.0% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract entitled:

Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: January 1, 2004

It Is Further Agreed that this Agreement shall become effective at 12:01 a.m., Central Standard Time, January 1, 2004, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

It Is Also Agreed that the Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

It Is Also Agreed that Federal Insurance Company shall bear no business or credit risk as respects business subject to the attached Contract.

In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates undermentioned at:

Dallas, Texas, this first day of June in the year 2004.

/s/ BRYAN K. WARD
Old American County Mutual Fire Insurance Company

Bernardsville, New Jersey, this 2nd day of June in the year 2004.

/s/ LYLE MCCOY
Chubb Re, Inc. (for and on behalf of Federal Insurance Company)